Exhibit 3.01(b)

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CALIFORNIA COASTAL COMMUNITIES, INC.

California Coastal Communities, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             The name of the Corporation is California Coastal Communities, Inc.  The date of the filing of its original certificate of incorporation with the Secretary of State of Delaware was September 20, 1988.  The name under which the Corporation filed its original certificate of incorporation was Henley Newco Inc.

2.             This Certificate of Amendment to Amended and Restated Certificate of Incorporation (“Certificate”) amends and restates in its entirety the provisions of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation.  This Certificate was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law, as amended from time to time (“DGCL”), and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the DGCL.

3.             The text of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to provide as follows:

                FOURTH:  The Corporation shall have the authority to issue a total of 27 million shares of stock, to be divided into two classes.  The Corporation shall have authority to issue 13.5 million shares of Common Stock, par value $0.05 per share (“Common Stock”), and 13.5 million shares of Excess Stock, par value $0.05 per share (“Excess Stock”).

IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate to be executed by its duly authorized officer this 7th day of June, 2004.

CALIFORNIA COASTAL COMMUNITIES, INC.
By:	/s/ Sandra G. Sciutto
Name: Sandra G. Sciutto
Office: Chief Financial Officer